Filed Pursuant to Rule 433

Registration No. 333-263192

Final Term Sheet

May 11, 2023

€3,250,000,000

AT&T Inc.

€1,000,000,000 3.550% GLOBAL NOTES DUE 2025

€1,000,000,000 3.950% GLOBAL NOTES DUE 2031

€1,250,000,000 4.300% GLOBAL NOTES DUE 2034

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:

€1,000,000,000 aggregate principal amount of 3.550% Global Notes due 2025 (the “2025 Notes”).

€1,000,000,000 aggregate principal amount of 3.950% Global Notes due 2031 (the “2031 Notes”).

€1,250,000,000 aggregate principal amount of 4.300% Global Notes due 2034 (the “2034 Notes” and, together with the 2025 Notes and the 2031 Notes, the “Notes”).

TRADE DATE:	May 11, 2023

SETTLEMENT DATE (T+5*):	May 18, 2023

MATURITY DATE:	November 18, 2025, at par, for the 2025 Notes. April 30, 2031, at par, for the 2031 Notes. November 18, 2034, at par, for the 2034 Notes.

AGGREGATE PRINCIPAL AMOUNT OFFERED:	€1,000,000,000 for the 2025 Notes €1,000,000,000 for the 2031 Notes €1,250,000,000 for the 2034 Notes

REFERENCE EUR MIDSWAP RATE:	2025 Notes: 3.204% 2031 Notes: 2.868% 2034 Notes: 2.911%

REOFFER SPREAD TO EUR MIDSWAP:	2025 Notes: +40 bps 2031 Notes: +110 bps 2034 Notes: +140 bps

REFERENCE GOVERNMENT SECURITY:	2025 Notes: OBL 0.000% due October 10, 2025 2031 Notes: DBR 0.000% due February 15, 2031 2034 Notes: DBR 2.300% due February 15, 2033

REFERENCE GOVERNMENT PRICE:	2025 Notes: 94.350% 2031 Notes: 84.940% 2034 Notes: 100.680%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2025 Notes: +115.7 bps 2031 Notes: +184.1 bps 2034 Notes: +209.0 bps

PRICE TO PUBLIC (ISSUE PRICE):	99.888% for the 2025 Notes 99.883% for the 2031 Notes 99.924% for the 2034 Notes

REOFFER YIELD:	2025 Notes: 3.604% 2031 Notes: 3.968% 2034 Notes: 4.311%

FEES:	2025 Notes: 15 bps 2031 Notes: 32.5 bps 2034 Notes: 36 bps

PRICE TO AT&T:	99.738% for the 2025 Notes 99.558% for the 2031 Notes 99.564% for the 2034 Notes

NET PROCEEDS:	€997,380,000 for the 2025 Notes €995,580,000 for the 2031 Notes €1,244,550,000 for the 2034 Notes

USE OF PROCEEDS:	AT&T intends to use the proceeds for general corporate purposes, which may include debt repayment.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $1,500,000 of AT&T’s expenses.

INTEREST RATE:	2025 Notes: 3.550% per annum. 2031 Notes: 3.950% per annum. 2034 Notes: 4.300% per annum.

INTEREST PAYMENT DATE:

Annually on November 18, commencing on November 18, 2023 for the 2025 Notes.

Annually on April 30, commencing on April 30, 2024 for the 2031 Notes.

Annually on November 18, commencing on November 18, 2023 for the 2034 Notes.

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.

INDENTURE AND RANKING	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest assuming the applicable series of Notes matured on the Par Call Date (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’ prior notice at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued but unpaid interest will be payable to, but excluding, the redemption date.

Series	Par Call Date	Make-Whole Spread
2025 Notes	October 18, 2025	20 bps
2031 Notes	January 30, 2031	30 bps
2034 Notes	August 18, 2034	35 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2025 Notes: XS2590758400 2031 Notes: XS2590758665 2034 Notes: XS2590758822

CUSIP:	2025 Notes: 00206R MQ2 2031 Notes: 00206R MR0 2034 Notes: 00206R MS8

COMMON CODE:	2025 Notes: 259075840 2031 Notes: 259075866 2034 Notes: 259075882

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Euroclear Bank SA/NV and Clearstream Banking S.A. for each issue.
STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: BBB+ (Stable)

JOINT BOOKRUNNERS:	Credit Suisse International Deutsche Bank AG, London Branch MUFG Securities EMEA plc

Australia and New Zealand Banking

Barclays Bank PLC

Banco Bilbao Vizcaya Argentaria, S.A.

BNP Paribas

Commerzbank Aktiengesellschaft

HSBC Bank plc

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Scotiabank (Ireland) Designated Activity Company

Société Générale

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 11, 2023; and Prospectus, dated March 2, 2022

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or on the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE INTERNATIONAL AT 1-800-221-1037, DEUTSCHE BANK AG, LONDON BRANCH AT 1-800-503-4611 OR MUFG SECURITIES EMEA PLC AT 1-877-649-6848.

MiFID II and UK MiFIR - professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This term sheet, the prospectus, the prospectus supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet, the prospectus, the prospectus supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet, the prospectus or the prospectus supplement or any of their contents.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.